Exhibit 99.2

OPERATING AGREEMENT

OF

HAROLD HAMM FAMILY LLC

This Operating Agreement is made by the Harold G. Hamm Trust, the sole member of the Company, dated the 20th day of July, 2015.

ARTICLE 1.

DEFINITIONS

“Act” - The Oklahoma Limited Liability Company Act, as now in effect or as hereafter amended.

“Agreement” - This Operating Agreement.

“CLR Stock” – Shares of Continental Resources, Inc. common stock.

“Code” - The Internal Revenue Code of 1986, as amended.

“Company” – Harold Hamm Family LLC, an Oklahoma limited liability company.

“Interest” - The ownership interest of a Member in the Company.

“Majority in Interests” - Those Members having aggregate Percentage Interests in excess of 50% of all Interests.

“Member” - Any Person who is a “member” of the Company as that term is defined in the Act.

“Percentage Interest” - With respect to any Member as of the time referred to herein, that Member’s Interest in the Company expressed as a percentage.

“Person” - Any natural person or legal entity.

“Profits” and “Losses” - The net profits and losses of the Company for any applicable period as computed by the Company for federal income tax purposes, except that (i) tax-exempt income and expenses not deductible for income tax purposes shall be included in the computation; (ii) gain or loss from a deemed sale of property distributed in kind shall be taken into account; and (iii) the principles of Treasury Regulations Section 1.704-1(b) shall be applied when necessary to prevent duplication or omission of capital account adjustments.

“Transfer” - The term “Transfer”, or any tense thereof, whether or not capitalized, when used in connection with the transfer of an Interest, shall include, without limitation, any transfer by sale, gift, pledge, foreclosure, exchange, grant of a security interest, distribution, liquidation, dissolution, conversion, or other form of conveyance, whether voluntarily or involuntarily, by operation of law or otherwise, during lifetime or at death.

ARTICLE 2.

THE COMPANY

2.1 Rules Governing the Company. The rights and obligations of the Members and the business and affairs of the Company shall be governed first by the mandatory provisions of the Act which may not be altered or varied, second by the Company’s Articles of Organization, third by this Agreement, and fourth by the provisions of the Act which are not mandatory. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

2.2 Business and Activities. The Company may engage in any investment, business, or other activity permitted by the Act and do all things incidental thereto.

2.3 Term. The Company shall have perpetual existence, unless it is sooner dissolved and terminated as provided for elsewhere in this Agreement or as required under the Act.

2.4 Title to Company Property. All property owned by the Company, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership of such property individually. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

ARTICLE 3.

CAPITAL

3.1 Capital Contributions. The Harold G. Hamm Trust, as the sole Member of the Company, will make a capital contribution to the Company of shares of CLR Stock owned by that Member (other than unvested shares issued pursuant the long-term incentive plans of Continental Resources, Inc.) and in exchange for an Interest in the Company will have a Percentage Interest of 100%. Other persons may make capital contributions to the Company in such amounts, at such times and on such terms as approved by a Majority in Interests of the Members as they may agree.

3.2 Capital Accounts. A capital account shall be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) and any other laws governing the proper maintenance of capital accounts for limited liability companies.

ARTICLE 4.

SHARING

Allocation of Profits and Losses. For both capital account maintenance and income tax purposes, all Profits and Losses will be allocated in accordance with the Percentage Interests of the Members as of the time at which the allocation is made.

ARTICLE 5.

DISTRIBUTIONS

5.1 Timing and Amount of Distributions. The Company shall from time to time distribute to the Members such amounts as the Manager determines are available for distribution. Distributions will only be made after the Company has set aside a reserve which should be retained for the Company’s reasonable needs or for contemplated future business activities.

5.2 Sharing of Distributions.

5.2.1 All distributions, other than in liquidation of the Company, shall be made in accordance with the Percentage Interests of the Members.

5.2.2 All liquidating distributions shall be made in proportion to and to the extent of the relative capital account balances of the Members.

ARTICLE 6.

MANAGEMENT

6.1 The Manager. Harold Hamm shall serve as the “Manager”. Except as otherwise expressly provided herein, the Manager shall have the exclusive power and authority to manage and control all business and affairs of the Company and to make all decisions for and on behalf of the Company, including all power and authority, statutory or otherwise, which may be exercised or possessed by members of a limited liability company under the Act. The power and authority of the Manager shall include, but not be limited to, the sole power and authority to vote all shares of CLR stock held by the Company; to sell or otherwise transfer any CLR Stock held by the Company; and to purchase on behalf of the Company additional shares of CLR Stock. Harold Hamm may be removed as Manager only by a Majority in Interests of the Members, and a new Manager may be appointed only by a Majority in Interests of the Members.

6.2 Evidence of Manager’s Authority. Any Person transacting any business with the Company may transact such business with a Manager, acting on behalf of the Company, without necessity for inquiring into the authority of the Manager to so act on behalf of the Company, unless the Manager does not have actual authority to act on behalf of the Company with respect to that particular business and that Person has knowledge of the fact that the Manager lacks such authority. The Company may from time to time prepare a certificate or designation of authority or similar type document which may be used by a Manager when transacting business of the Company. When a Manager executes any document on behalf of the Company, the Manager may do so by signing his or her name, followed by the title of his office.

6.3 Indemnification of Manager. In any threatened, pending, or completed action, suit, or investigation in which any Manager is or was a party by virtue of his or her status as a Manager, the Company shall, solely from the Company’s assets, indemnify the Manager against any costs, expenses, settlements, penalties, fines or other damages incurred by that Manager, subject only to any mandatory limitations on indemnification that are mandatory under the Act.

ARTICLE 7.

RIGHTS AND OBLIGATIONS OF MEMBERS

Limitation of Liability. Each Member’s liability shall be limited to the maximum extent permitted by the Act and any other applicable law, except to the extent that such Member agrees in writing to any such liability.

ARTICLE 8.

MEETINGS OF MEMBERS

8.1 Voting. Except as otherwise provided herein, all decisions, approvals, or consents permitted or required to be made by Members shall be decided by the vote of a Majority in Interests of the Members present at a meeting and entitled to vote upon the matter or by written consent in lieu of a meeting as provided in Section 8.2.

8.2 Consent of Members in Lieu of Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the total Percentage Interests in the Company that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and entitled to vote.

ARTICLE 9.

TRANSFERS OF INTERESTS

9.1 General Restrictions of Transfers. No Member may make or suffer to be made any Transfer (as defined in Article I) of any Interest in the Company to any other Person without the consent of a Majority in Interests of the Members.

ARTICLE 10.

DISSOLUTION

10.1 Dissolution. This Company shall be dissolved and its affairs shall be wound up upon the affirmative vote of all Members to dissolve the Company.

10.2 Dissolution of the Company. In the event the Company is to be dissolved, the Company shall not be terminated and liquidated until the Company has filed Articles of Dissolution with the Secretary of State of Oklahoma and the assets of the Company shall have been distributed in liquidation. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company shall continue to be governed by this Agreement.

10.3 Manner of Liquidation. The Manager shall have full and complete authority to liquidate the Company’s assets and liabilities in whatever manner he deems appropriate.

10.4 Liquidating Distributions. All liquidation proceeds shall be distributed in the following order of priority:

10.4.1 to the payment of all liabilities owed to creditors of the Company, including liabilities owed to Members;

10.4.2 then any remainder shall be paid in proportion to and to the extent of the relative capital account balances of the Members in accordance with Section 5.2.2.

ARTICLE 11.

GENERAL

11.1 Benefit. This Agreement shall be binding and inure to the benefit of the Members and their respective personal representatives, heirs, executors, administrators, successors and assigns.

11.2 Notices. Any notice either contemplated or required hereunder may be given either by letter or facsimile addressed to the Member at his or her address as shown on the books of the Company and deposited postage prepaid, certified or registered mail, in the United States Post Office, or by personal delivery. Any change of address shall be effective only if furnished to the Company either by letter, sent by certified or registered mail, or by personal delivery. Letters shall be deemed received three (3) business days from date of postmark and facsimile transmission, and notice by personal delivery shall be deemed received on the first business day following the date of personal delivery or facsimile transmission, absent proof to the contrary.

11.3 Partition. No Member nor any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any portion of the assets of the Company partitioned or to file a complaint or institute any proceeding at law or in equity to have such assets partitioned.

11.4 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Oklahoma.

11.5 Plural and Singular. When the context is appropriate, any reference to the singular may include the plural, and any reference to the plural may include the singular. If there is only one Member, that Member may be referred to in the singular or plural. If there is more than one Member, those Members may be referred to in the singular or plural. If there is only one Manager, that Manager may be referred to in the singular or plural. If there is more than one Manager, those Managers may be referred to in the singular or plural.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed below.

MEMBER:	HAROLD G. HAMM TRUST

/s/ Harold Hamm
Harold Hamm, Trustee

MANAGER:

/s/ Harold Hamm
Harold Hamm